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PRESS RELEASE

For Immediate Release

Bluerock Residential Growth REIT (BRG) Announces Close

of Public Offering of Class A Common Stock

New York, NY – April 2, 2014 - Bluerock Residential Growth REIT (NYSE MKT: BRG) (the “Company”) today announced the completion of its public offering of 3,448,276 shares of Class A common stock, at a price to the public of $14.50 per share. The Company has granted the underwriters a 30-day option to purchase up to an additional 517,241 shares to cover overallotments, if any.

Wunderlich Securities, Inc. is serving as sole book-running manager for the offering, and BB&T Capital Markets, National Securities Corporation and Boenning & Scattergood, Inc. are serving as co-managers.

A copy of the prospectus relating to the offering may be obtained by contacting: Wunderlich Securities, Inc., 6000 Poplar Avenue, Suite 150, Memphis, Tennessee 38119.

About Bluerock Residential Growth REIT, Inc.

Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) is a real estate investment trust formed to acquire a diversified portfolio of institutional-quality apartment properties in demographically attractive growth markets throughout the United States. The Company has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

Forward Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Investors should not place undue reliance upon forward looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the prospectus.

Contact

(Media)

Josh Hoffman

(208) 475.2380

jhoffman@bluerockre.com

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